Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
                   and Other Nominees Regarding the Offer by

                    EVERGREEN UTILITIES AND HIGH INCOME FUND

      To Purchase for Cash 575,250 of its Issued and Outstanding Shares at
                           Net Asset Value Per Share

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         Pursuant to your request, we are enclosing the material listed below relating to the offer by Evergreen Utilities and High Income Fund (the "Fund") to purchase up to 5% or 575,250 in the aggregate of its issued and outstanding common shares, no par value (the "Shares"), for cash at a price equal to their net asset value ("NAV") determined as of the close of the regular trading session of the New York Stock Exchange ("NYSE") on January 25, 2005 upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 20, 2004 and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the "Offer"). THE OFFER EXPIRES AT 5:00 P.M. EASTERN TIME ON JANUARY 24 2005, UNLESS EXTENDED (THE "EXPIRATION DATE"). If the Offer is extended beyond January 24, 2005, the purchase price for Shares will be their NAV determined as of the close of the regular trading session of the NYSE on the date after the new Expiration Date.

       The following documents are enclosed:

       (1) Offer to Purchase dated December 20, 2004;

       (2) Letter of Transmittal to be used to tender all Shares;

       (3) Notice of Guaranteed Delivery; and

       (4) Form of Letter to Clients, which may be sent upon request for information by your clients for whose account you hold shares registered in your name (or in the name of your nominee).

         No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 6 of the Letter of Transmittal. Backup withholding tax at a 28% rate may be required unless an exemption is proved or unless the required taxpayer identification information is or has previously been provided to the Fund or the Depositary. Certain withholdings may also apply with respect to payments to non-U.S. Shareholders. See Instruction 11 of the Letter of Transmittal.

         The Offer is not being made to (nor will tenders be accepted from or on behalf of) Shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Fund by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

         If a client instructs you by telephone to tender Shares, please record the telephone conversation (in accordance with applicable law) and ask the client to affirm that at least 20% of the Shares owned by such client as of the date of purchase of Shares pursuant to the Offer and of Shares attributed to such client for Federal income tax purposes as of such date under Section 318 of the Internal Revenue Code of 1986, as amended, have been or will be tendered pursuant to the Offer.

         Additional copies of the enclosed material may be obtained from EquiServe Trust Company, N.A., the Distribution Agent, in the manner indicated in the Offer to Purchase. Any questions you have with respect to the Offer should be directed to EquiServe Trust Company, N.A., the Depositary, at (888) 396-7866.

                                Very truly yours,

                    EVERGREEN UTILITIES AND HIGH INCOME FUND


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS WITH RESPECT TO THE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, OR TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED HEREIN.